Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports First Quarter 2012 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—April 24, 2012--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended March 31, 2012.

Highlights

▪	Increased quarterly FFOM by 11.0 percent to $41.4 million or $0.55 per fully diluted share compared to $37.3 million or $0.54 per fully diluted share in the first quarter prior year.

▪	Increased same store wholly-owned net operating income ("NOI") by 3.8 percent over the first quarter 2011.

▪	Achieved same store wholly-owned occupancy of 98.5 percent as of March 31, 2012.

▪	Leased total wholly-owned portfolio for the upcoming academic year to 79.3 percent applied for and 73.5 percent leased as of April 20, 2012.

▪
Acquired the remaining 90 percent interest in University Heights, a former joint venture property containing 636 off-campus beds that serve students attending the University of Tennessee in Knoxville, for a purchase price of $14.5 million.

▪	Commenced construction on The Callaway House Austin, a 753-bed off-campus community serving students attending The University of Texas. The $60.1 million development is scheduled to open August 2013.

▪	Commenced construction on the owned American Campus Equity (ACE) project at Drexel University containing 861 beds and retail space. The $97.6 million development is scheduled to open September 2013.

▪	Executed a predevelopment agreement with West Virginia University for a $41.5 million on-campus ACE project containing 580 beds with targeted completion in August 2014.

▪
Commenced construction on a third-party development project containing 454 beds on the College of Staten Island campus in the City University of New York system with estimated development fees of $2.6 million.

▪	Amended and expanded combined revolver and term loan unsecured credit facility by $150 million to $800 million.

“We are pleased with our overall results for the quarter with FFOM per share, excluding third-party services, growing 6 percent over last year, ” said Bill Bayless, American Campus CEO. “Additionally, with leasing velocity on par with prior years and rental rate increases projected at 3.5 percent, we believe we are poised to create internal value while also delivering significant external growth."

First Quarter Operating Results

Revenue for the 2012 first quarter totaled $111.8 million, up 12.6 percent from $99.3 million in the first quarter 2011. Operating income for the quarter increased $1.8 million or 5.5 percent over the prior year first quarter primarily due to growth resulting from property acquisitions, recently completed development properties, and increased rental rates for the 2011-2012 academic year. Net income for the 2012 first quarter totaled $20.0 million, or $0.26 per fully diluted share, compared with net income of $17.4 million, or $0.25 per fully diluted share, for the same quarter in 2011. The increase in net income as compared to the prior year quarter is primarily due to the increases in operating income discussed above, as well as a decrease in interest expense resulting from loans paid off in 2011 and 2012 and increased capitalized interest due to an increase in construction activity on our owned development projects.  FFO for the 2012 first quarter totaled $44.4 million, or $0.59 per fully diluted share, as compared to $39.8 million, or $0.58 per fully diluted share for the same quarter in 2011. FFOM for the 2012 first quarter was $41.4 million, or $0.55 per fully diluted share as compared to $37.3 million, or $0.54 per fully diluted share for the same quarter in 2011. A reconciliation of FFO and FFOM to net income is shown in Table 3.

Portfolio Update

As of April 20, 2012 the company’s same store wholly-owned portfolio was 79.0 percent applied for and 73.2 percent leased for the upcoming academic year compared to 84.3 percent applied for and 77.0 percent leased for the same date prior year, with a 3.5 percent current rental rate increase projected over the in-place rent.

Developments

Owned

The company is progressing on the construction of its $593.4 million owned development pipeline with expected delivery in Fall 2012 and 2013. The developments are all core Class A assets pedestrian to campus in their respective markets and on track to meet their previously announced development yields in the range of 7.0-8.0 percent. The 11 new owned development projects scheduled to open Fall 2012 totaling $385.4 million are preleased to an average of 76.3 percent for the upcoming academic year as of April 20, 2012, with six of those assets leased above 90 percent.

Third-party

Subsequent to quarter end, the company closed on financing and commenced construction on a third-party development project containing 702 beds at Southern Oregon University in Ashland. The project is scheduled for completion in Fall 2013 and the company expects to earn $2.3 million in development fees.

Capital Markets

During the quarter, the company amended its combined revolver and term loan unsecured credit facility to expand the term loan facility by $150 million, increased the term to maturity of each of the facilities by one year, and lowered interest rate spreads to reflect current market terms.  The company also entered into multiple interest rate swap agreements totaling $350 million, which will be used to hedge exposure to fluctuations in interest payments on the LIBOR-based unsecured term loan. Under the terms of the interest rate swap agreements, the company will pay an average fixed rate of 0.8792 percent plus a spread based upon the company’s credit rating and receives a floating rate of LIBOR, resulting in an all-in rate on the unsecured term loan of approximately 2.54 percent as of March 31, 2012.

 At-The-Market (ATM) Share Offering Program

During the quarter, the company sold 1,802,306 shares of common stock under the ATM program at a weighted average price of $41.61 per share for net proceeds of approximately $73.9 million. There was no ATM activity subsequent to quarter end.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss first quarter results and the 2012 outlook on Wednesday, April 25, 2012 at 11 a.m. EDT (10:00 a.m. CDT). Participants from within the U.S. may dial 866-843-0890 passcode 3811962, and participants outside the U.S. may dial 412-317-9250 passcode 3811962 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website.  A replay of the conference call will be available beginning one hour after the end of the call until May 3, 2012 by dialing 877-344-7529 or 412-317-0088 conference number 10011963. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.reitcafe.comwww.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes impairment and other non-cash charges. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 120 student housing properties containing approximately 74,900 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 147 properties with approximately 97,800 beds. Visit www.americancampus.com or www.studenthousing.com

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2012	December 31, 2011
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$2,862,462	$2,761,757
Wholly-owned property held for sale	27,310	27,300
On-campus participating properties, net	58,839	59,850
Investments in real estate, net	2,948,611	2,848,907

Cash and cash equivalents	32,592	22,399
Restricted cash	21,165	22,956
Student contracts receivable, net	3,145	5,324
Other assets	110,468	108,996

Total assets	$3,115,981	$3,008,582

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$871,208	$858,530
Unsecured term loan	350,000	200,000
Unsecured revolving credit facility	150,000	273,000
Secured agency facility	116,000	116,000
Accounts payable and accrued expenses	29,633	36,884
Other liabilities	82,064	77,840
Total liabilities	1,598,905	1,562,254

Redeemable noncontrolling interests	45,327	42,529

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	743	725
Additional paid in capital	1,734,337	1,664,416
Accumulated earnings and dividends	(291,962)	(286,565)
Accumulated other comprehensive income (loss)	44	(3,360)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	1,443,162	1,375,216
Noncontrolling interests	28,587	28,583
Total equity	1,471,749	1,403,799

Total liabilities and equity	$3,115,981	$3,008,582

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2012	2011
Revenues
Wholly-owned properties	$99,590	$85,625
On-campus participating properties	7,967	7,647
Third-party development services	2,094	3,824
Third-party management services	1,758	1,830
Resident services	343	341
Total revenues	111,752	99,267

Operating expenses
Wholly-owned properties	43,723	37,594
On-campus participating properties	2,495	1,744
Third-party development and management services	2,785	2,682
General and administrative	3,540	2,773
Depreciation and amortization	24,399	21,237
Ground/facility leases	964	1,156
Total operating expenses	77,906	67,186

Operating income	33,846	32,081

Nonoperating income and (expenses)
Interest income	516	50
Interest expense	(13,282)	(14,013)
Amortization of deferred financing costs	(1,001)	(1,230)
Income (loss) from unconsolidated joint ventures	444	(12)
Other nonoperating loss	(122)	-
Total nonoperating expenses	(13,445)	(15,205)

Income before income taxes and discontinued operations	20,401	16,876
Income tax provision	(156)	(143)
Income from continuing operations	20,245	16,733

Discontinued operations
Income attributable to discontinued operations	560	1,147
Total discontinued operations	560	1,147

Net income	20,805	17,880
Net income attributable to noncontrolling interests	(779)	(467)
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$20,026	$17,413

Other comprehensive income
Change in fair value of interest rate swaps	3,404	745
Comprehensive income	$23,430	$18,158

Net income per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders
Basic	$0.27	$0.26
Diluted	$0.26	$0.25

Weighted-average common shares outstanding
Basic	74,216,854	66,956,764
Diluted	74,864,447	67,554,918

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2012	2011
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$20,026	$17,413
Noncontrolling interests1	381	467
(Income) loss from unconsolidated joint ventures	(444)	12
FFO from unconsolidated joint ventures2	429	4
Real estate related depreciation and amortization	24,005	21,907

Funds from operations (“FFO”)	44,397	39,803

Elimination of operations of on-campus participating properties and unconsolidated joint venture:
Net income from on-campus participating properties	(2,498)	(2,642)
Amortization of investment in on-campus participating properties	(1,155)	(1,098)
	40,744	36,063

Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow3	550	841
Management fees	362	350
Impact of on-campus participating properties	912	1,191
Elimination of gain on debt restructuring -
unconsolidated joint venture4	(424)	-
Loss on remeasurement of equity method investment5	122	-
Funds from operations-modified ("FFOM”)	$41,354	$37,254

FFO per share – diluted	$0.59	$0.58

FFOM per share – diluted	$0.55	$0.54

Weighted average common shares outstanding - diluted	75,878,010	68,610,982

1.
The adjustment to FFO for noncontrolling interests’ share of net income excludes $0.4 million of income attributable to the noncontrolling partner in The Varsity, a property purchased in December 2011 from a seller that retained a 20.5% noncontrolling interest in the property.

2.
Represents our share of the FFO from two joint ventures in which we are or were a noncontrolling partner. Includes the Hampton Roads Military Housing joint venture in which we have a minimal economic interest as well as our 10% noncontrolling interest in a joint venture with Fidelity (“Fund II”).  In January 2012, we purchased the full ownership interest in the one remaining property owned by Fund II (University Heights). Subsequent to the acquisition, the property is now wholly-owned and is consolidated by the company.

3.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.

4.
Immediately prior to our purchase of University Heights from Fund II (see Note 2), Fund II negotiated a Settlement Agreement with the lender of the property’s mortgage loan whereby the lender agreed to accept a discounted amount that was less than the original principal amount of the loan as payment in full. Accordingly, Fund II recorded a gain on debt restructuring to reflect the discounted payoff. Our 10% share of such gain is reflected above as an adjustment to FFOM.

5.
Represents a non-cash loss recorded to remeasure our equity method investment in Fund II to fair value as a result of our purchase of the full ownership interest in University Heights from Fund II in January 2012.